N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

As of April 29th 2016

Fund	Name of Person	Ownership % of Series
Columbia Global Bond Fund	American Enterprise Investment Services	46.67%
Columbia Select Global Equity Fund	American Enterprise Investment Services	25.03%
Columbia Asia Pacific Ex-Japan Fund	JPMCB NA Cust for Columbia Global Strategic Equity Portfolio	36.89%

As of November 1st 2015

Fund	Name of Person	Ownership % of Series